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                                      EXHIBIT 11


                                 IONICS, INCORPORATED

                           COMPUTATION OF EARNINGS PER SHARE

                   (Amounts in thousands, except earnings per share)
                                            Three Months Ended     Six Months Ended
                                                 June 30,               June 30,
                                              1996       1995       1996       1995
Net income                                  $ 6,440    $ 4,918    $12,525    $ 9,308

Earnings per common and common
   equivalent share:

   Weighted average number of shares
     outstanding                             15,459     14,481     15,418     14,466

   Incremental shares for stock options
     under treasury stock method                638        450        623        441

   Weighted average number of common and
     common equivalent shares outstanding    16,097     14,931     16,041     14,907

   Earnings per common and common
     equivalent share                       $   .40    $   .33    $   .78    $   .62


Earnings per common and common equivalent share - assuming full dilution:

   Weighted average number of shares
     outstanding                             15,459     14,481     15,418     14,466

   Incremental shares for stock options
     under treasury stock method                646        601        638        536

   Weighted average number of common and
     common equivalent shares outstanding -
       assuming full dilution                16,105     15,082     16,056     15,002

   Earnings per common and common
     equivalent share - assuming
       full dilution                        $   .40    $   .33    $   .78    $   .62





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